UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2009

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Commercial Street

Box 130

Atchison, Kansas 66002

 (Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

(a)           As previously reported, on March 26, 2009 we entered a Sixth Amendment to our Credit Agreement.  Although the Sixth Amendment waived our prior defaults and imposed new financial covenants, it did not address the Credit Agreement’s original financial covenants.  Because these covenants were once again in effect, we were again in default under the fixed charge coverage, working capital, tangible net worth and leverage ratio covenants as of March 31, 2009, and, as result, were in cross-default under our 5.45% Secured Promissory Note to Commerce Bank and under our loan agreement with Union State Bank. After we brought the matter to their attention, our lenders waived these most recent defaults and the credit facility banks and Union State Bank expressly waived any future defaults of these financial covenants.

(b)           On May 4, 2009, we signed an unsecured promissory note to the Union Pacific Railroad Company for approximately $997,545, which reduced trade accounts payable by a like amount.  The note bears interest at the rate of 10 percent  per annum and is payable in 14 monthly installments of principal and interest aggregating $75,000 and one final payment of $11,630.

Item 2.03.            Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to paragraph (b) of Item 1.01 above for information on a new direct financial obligation to which we are parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: May 6, 2009	By :	/s/ Timothy W. Newkirk
President and Chief Executive Officer